                                                                   EXHIBIT 10.14

                                 LOAN AGREEMENT


                 AGREEMENT, dated as of December 29, 1995, between TRANS-RESOURCES, INC., a Delaware corporation (the "Company"), and BANK HAPOALIM B.M., an Israeli banking corporation acting through its New York Branches (the "Bank").

                 In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

         1.      DEFINITIONS.

                 1.1 Certain General Definitions. For all purposes of this Agreement and the other Loan Documents, unless the context otherwise requires:

                          "Accelerated Principal" shall have the meaning
provided therefor in Section 2.4 hereof.

                          "Adjusted Net Worth" of the Company means the sum of
(i) the total amount of preferred stockholders' equity and common stockholders' equity that would appear on an unconsolidated balance sheet of the Company, as at such date prepared in accordance with generally accepted accounting principles, plus (ii) the aggregate outstanding principal amount at that date of the Senior Subordinated Notes, the Senior Reset Notes and all other Subordinated Debt.

                          "Advance" shall have the meaning provided therefor in
Section 2.1 hereof.

                          "Agreement" means this Agreement, including all
Exhibits hereto, as the same may be amended or otherwise modified from time to time, and the terms "herein," "hereof," "hereunder" and like terms shall be taken as referring to this Agreement in its entirety and shall not be limited to any particular section or provision thereof.

                          "Approved Change" means any change in Control of the
Company or TPR which has been approved in writing by the Bank, which approval shall not unreasonably be withheld if the Bank has determined that after review of such financial and other information concerning the Person that would become in Control of the Company or TPR and receipt of such additional guarantees or security, if any, as the Bank may reasonably request, there will be no material adverse change in the creditworthiness of the Company or the likelihood of the Advances being repaid in accordance with their terms.

                          "Business Day" means a day on which both (i) banks
are regularly open for business in both London and New York City and (ii) the Bank's New York Branches shall be open for ordinary business. In the Bank's discretion, the New York

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Branches may be closed on any Saturday, Sunday, legal holiday or other day on which it is lawfully permitted to close.

                          "Commitment Expiration Date" means the third
anniversary of the date of this Agreement.

                          "Company Pledge Agreement" means collectively the
1990 Pledge Agreement, as amended by 1990 Pledge Agreement Amendment No. 1, 1990 Pledge Agreement Amendment No. 2 and 1990 Pledge Agreement Amendment No. 3 and as further amended by 1990 Pledge Agreement Amendment No. 4, under which the Company grants to the Bank a valid perfected first priority lien, charge and security interest in approximately 93.02% of the outstanding HCL Stock and the proceeds thereof under Israeli law.

                          "Consolidated Indebtedness" of any Person means, as
of any date, the aggregate Indebtedness that would appear on a consolidated balance sheet of that Person and its consolidated Subsidiaries, as at such date, prepared in accordance with generally accepted accounting principles.

                          "Consolidated Net Income" of HCL, for any period,
means the aggregate of the Net Income of HCL and its Subsidiaries for such period on a consolidated basis; provided that (i) the Net Income of any Person (other than a Subsidiary) in which HCL or any Subsidiary of HCL has a joint interest with a third party shall be included only to the extent of the amount of dividends or distributions paid to HCL or such Subsidiary, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from Net Income, and (iii) all charges incurred and credits realized which are unusual in nature and infrequently occurring shall be excluded from Net Income.

                          "Consolidated Tangible Net Worth" of any Person
means, as of any date, the total amount of non-redeemable preferred stock and common stockholders' equity that would appear on a consolidated balance sheet of that Person and its consolidated Subsidiaries, as at such date prepared in accordance with generally accepted accounting principles, except that there shall be deducted therefrom all intangible assets (determined in accordance with generally accepted accounting principles) including, without limitation, organization costs, patents, trademarks, copyrights, franchises, research and development expenses, and any amount reflected as treasury stock; provided, however, that costs in excess of fair value of net assets of businesses acquired shall not be deducted.

                          "Control" means the power to direct or cause the
direction of the management and policies of a Person, either alone or in conjunction with others and whether through the ownership of voting securities, by contract or otherwise.





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                          "Current Assets" of any Person means, as of the date
of any determination thereof, the aggregate amount carried as current assets on the books of such Person, determined in accordance with generally accepted accounting principles.

                          "Current Liabilities" of any Person means, as of the
date of any determination thereof, the aggregate amount carried as current liabilities on the books of such Person, determined in accordance with generally accepted accounting principles; provided, however, that, in the case of the Company, Current Liabilities shall not include the Senior Reset Notes.

                          "Current Ratio" of any Person means the ratio of such
Person's Current Assets to such Person's Current Liabilities.

                          "Date of Determination" means, with respect to each
Interest Period, two Business Days prior to the commencement of that Interest Period.

                          "Default" means any condition, event or act which,
with notice or lapse of time, or both, would constitute an Event of Default.

                          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

                          "Event of Default" shall have the meaning provided
therefor in Section 12.1 hereof.

                          "Facility Fees" means the fees payable by the Company
to the Bank pursuant to Section 5.5 hereof.

                          "Financial Statements" shall have the meaning
provided therefor in Section 7.6 hereof.

                          "Governmental Person" means any United States,
Israeli, or other national, state or local government, political subdivision, or governmental, quasi-governmental, judicial, public or statutory instrumentality, agency, authority, body or entity including the Federal Deposit Insurance Corporation, any central bank or any comparable authority.

                          "Governmental Rule" means any law, rule, regulation,
ordinance, order, code, interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Person.

                          "HCL" means Haifa Chemicals Ltd., an Israeli
corporation.





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                          "HCL Stock" means the ordinary shares, par value NIS
1 per share, issued by HCL.

                          "Indebtedness" of any Person means indebtedness
incurred by that Person in respect of (i) money borrowed, (ii) any note, loan, debenture or similar instrument, (iii) deferred payments for assets or services acquired (except for payments deferred by unaffiliated persons on terms consistent with industry standards), (iv) capitalized rentals under any capitalized lease (whether in respect of land, machinery, equipment or otherwise), but excluding rentals under any operating lease, (v) guarantees, bonds, stand-by letters of credit or other instruments issued in support of Indebtedness of any other Person, and (vi) guarantees or other assurances equivalent to guarantees against financial loss in respect of Indebtedness as defined under any of clauses (i) to (v) above.

                          "Interest Period" means, in the case of each Advance,
(i) the period commencing on the date on which that Advance is made and ending on the next following Payment Date (the "Initial Interest Period"), and (ii) each consecutive three-month period following such Initial Interest Period commencing at the end of the immediately preceding Interest Period and ending on the next following Payment Date. The last Interest Period for each Advance shall end on the Maturity Date. If any Interest Period would otherwise come to an end on a day which is not a Business Day, the termination thereof shall be postponed to the next day which is a Business Day unless it would thereby terminate in the next calendar month. In such case, such Interest Period shall terminate on the immediately preceding Business Day.

                          "Israeli Resident" means an individual who, under the
laws of the State of Israel, is a citizen or resident of the State of Israel or any other Person of which 25% or more of any class of equity securities are owned, directly or indirectly, by one or more Israeli Residents. The term "Israeli Resident" shall not include any "exempted person" under the laws of the State of Israel.

                          "Junior Indenture" means any indenture or agreement
pursuant to which any Junior Subordinated Debt has been or will be issued or incurred by the Company.

                          "Junior Subordinated Capital" of any Person means, as
of any date, the total of the Consolidated Tangible Net Worth of such Person and the outstanding aggregate principal amount of Junior Subordinated Debt and the outstanding aggregate liquidation value of any outstanding shares of redeemable preferred stock having no mandatory redemption requirements earlier than the later of (x) the Maturity Date, or (y) the payment in full of the principal of and interest on the Note.

                          "Junior Subordinated Debt" means obligations of the
Company as reflected on the Company's books which are subordinated in right of payment to the Senior Subordinated Notes and Senior Reset Notes (to at least the same extent as the Senior Subordinated Notes and Senior Reset Notes are subordinated to Senior Indebtedness,





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including without limitation any class of equity securities convertible into obligations so subordinated) and shall include an agreement by holders of such obligations and any transferees not to receive any payments during the continuation of any default with respect to the Senior Subordinated Notes or Senior Reset Notes or (without the prior written consent of the holders of the Senior Subordinated Notes and the Senior Reset Notes) enforce any remedies with respect to such obligations during the continuation of a default with respect to such obligations as long as the Senior Subordinated Notes and Senior Reset Notes are outstanding.

                          "LIBOR" means, with respect to any Interest Period,
the rate or rates established by the New York Branches of the Bank on the Date of Determination for that Interest Period by applying the London Eurodollar Deposit Rates quoted on the display designated as page "RMEY" to subscribers of the Reuters Monitor Money Rates Service. The rates so quoted reflect the selling rates selected by such Service as rates offered at 11:00 A.M. London Standard Time for bank to bank United States Dollar deposits in such amounts and for such periods of time (Interest Periods) as may apply; provided, that, in the case of the initial Interest Period and last Interest Period for each Advance, if that Interest Period is not a one, two or three-month period, LIBOR shall be determined by interpolation by the Bank using the rates so quoted for the relevant one, two or three-month periods, as the case may be. If the RMEY page shall be replaced by another page on the Reuters Money Market Rates Service for quoting London Eurodollar Deposit Rates, then rates quoted on such replacement page shall be applied. If the Bank determines that London Eurodollar Deposit Rates are no longer being quoted (temporarily or permanently) on the Reuters Monitor Money Rates Service or that such Service is no longer functioning (temporarily or permanently) in substantially the same manner as on the date hereof, then the Company and the Bank shall negotiate in good faith towards the aim of agreeing upon a substitute, publicly available reference for the determination of LIBOR.

                          "LIBOR-Based Rate" shall have the meaning assigned
thereto in Section 5.1 hereof.

                          "Lien" means any charge, lien, mortgage, pledge,
security interest or other encumbrance of any nature whatsoever upon, of or in property or other assets of a Person, whether absolute or conditional, voluntary or involuntary, whether created pursuant to agreement, arising by force of statute, by judicial proceedings or otherwise.

                          "Loan Documents" means this Agreement, the Note, the
Company Pledge Agreement, the TRIL Pledge Agreement, and any other instruments, agreements or other documents delivered by the Company, TRIL or HCL to the Bank pursuant to any of the foregoing Loan Documents.

                          "London Interbank Market" means the London interbank
market for United States Dollars and/or United States Dollar interest rates.





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                          "Maturity Date" means the ninth anniversary of the
date of this Agreement.

                          "Net Income" of any Person for any fiscal period
means the difference between gross revenues and all costs, expenses and other proper charges (including taxes on income) as determined in accordance with generally accepted accounting principles.

                          "1990 Pledge Agreement" means the Pledge Agreement
dated as of December 21, 1990 between the Bank, the Trust Company and the Company.

                          "1990 Pledge Agreement Amendment No. 1" means
Amendment No. 1 to the 1990 Pledge Agreement, dated as of November 29, 1993.

                          "1990 Pledge Agreement Amendment No. 2" means
Amendment No. 2 to the 1990 Pledge Agreement, dated as of June 28, 1994.

                          "1990 Pledge Agreement Amendment No. 3" means
Amendment No. 3 to the 1990 Pledge Agreement, dated as of March 6, 1995.

                          "1990 Pledge Agreement Amendment No. 4" means
Amendment No. 4 to the 1990 Pledge Agreement in form and substance satisfactory to the Bank and substantially in the form set forth in Exhibit 1.1-1 annexed hereto.

                          "Note" means the Company's promissory note,
substantially in the form of Exhibit 1.1-2 hereto, with appropriate insertions.

                          "Payment Date" means the second day of each January,
April, July and October following the date hereof.

                          "PBGC" means the Pension Benefit Guaranty Corporation
and any entity succeeding to any or all of its functions under ERISA.

                          "Person" shall include an individual, a partnership,
a joint venture, a corporation (including, without limitation, the Company or any Subsidiary), a trust, an estate, an unincorporated organization or association and a Governmental Person. If any Person is a corporation, unless otherwise provided, the use of the term Person to refer to that corporation means that corporation as a single entity and not as consolidated with its Subsidiaries.

                          "Plan" means an employee benefit plan or other plan,
including both single-employer and multi-employer plans, maintained for employees of the Company or any Subsidiary thereof or any controlled group of trades or businesses under common control, as defined respectively in Sections 1563 and 414(c) of the Internal Revenue Code of 1986, as





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amended, of which the Company or any Subsidiary thereof is or becomes a part, and covered by Title IV of ERISA.

                          "Prime-Based Rate" means the Bank's New York
Branches' stated prime rate as reflected from time to time in its books and records. The Prime-Based Rate shall change automatically when and as the prime rate shall change. The Bank may make loans to others at rates above or below its prime rate.

                          "Reinvestment Costs" shall have the meaning provided
therefor in Section 2.4 hereof.

                          "Reportable Event" shall have the meaning set forth
in Section 4043(b) of Title IV of ERISA.

                          "Senior Indebtedness" means (a) the principal of and
interest on all Indebtedness of the Company whether short or long-term and whether secured or unsecured (including all Indebtedness evidenced by notes, bonds, debentures or other securities sold by such Person for money), including without limitation all Indebtedness incurred by the Company in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such Person or another Person) of any capital stock, business, real property or other assets (except assets acquired in the ordinary course of the conduct of the acquiror's business), (b) guarantees by the Company of Indebtedness of a Subsidiary of the Company, and (c) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness, obligation or guarantee; provided that Senior Indebtedness shall not include
(i) Indebtedness evidenced by the Senior Subordinated Notes or Senior Reset Notes, which is subordinated to the Note; (ii) any other Indebtedness that constitutes Subordinated Debt including Junior Subordinated Debt; or (iii) any Indebtedness of the Company to any of its Subsidiaries.

                          "Senior Reset Note Indenture" means the Indenture
dated as of March 1, 1989 between the Company and First Alabama Bank, as Trustee.

                          "Senior Reset Notes Repurchase Event" shall have the
meaning set forth in Section 10.9 hereof.

                          "Senior Reset Notes" means the Company's 14 1/2%
Senior Subordinated Reset Notes due September 1, 1996, issued under the Senior Reset Note Indenture.

                          "Senior Subordinated Note Indenture" means the
Indenture dated as of March 30, 1993 between the Company and First Alabama Bank, as Trustee.

                          "Senior Subordinated Notes" means the Company's
11-7/8% Senior Subordinated Notes due July 1, 2002, issued under the Senior Subordinated Note Indenture.





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                          "Senior Subordinated Notes Repurchase Event" shall
have the meaning set forth in Section 10.9 hereof.

                          "Significant Subsidiary" means a significant
subsidiary of the Company (other than Eddy Potash, Inc.), as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended.

                          "Subordinated Debt" means (a) unsecured obligations
of the Company as reflected on the Company's books which (i) are not due until the later of (x) the Maturity Date, or (y) the payment in full of the principal of and interest on the Note, and (ii) are subordinated in right of payment to the Note (to at least the same extent as the Senior Subordinated Notes are subordinated to Senior Indebtedness) and shall include an agreement by holders of such obligations and any transferees not to receive any payments with respect to such obligations as long as there exists and is continuing a default in payment of principal or interest on the Note, (b) Junior Subordinated Debt (including any such Junior Subordinated Debt converted to such after the date hereof) and (c) the obligations of the Company evidenced by the Senior Reset Notes and the Senior Subordinated Notes or any other indebtedness that is subordinated in right of payment to the Note (to at least the same extent as the Senior Reset Notes and the Senior Subordinated Notes are subordinated to Senior Indebtedness).

                          "Subsidiary" means, when used with reference to any
corporation, any corporation of which at least a majority of the outstanding stock having, by the terms thereof, ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned by such first-mentioned corporation.

                          "Tangible Net Worth" means tangible net worth as
determined in accordance with generally accepted accounting principles on an unconsolidated basis but including and excluding specific items in the same manner as is provided in the definition of "Consolidated Tangible Net Worth."

                          "TPR" means TPR Investment Associates, Inc., a
Delaware corporation.

                          "Treasury Obligation" means a note, bill or bond
issued by the United States Treasury Department as a full faith and credit general obligation of the United States.

                          "TRIL" means Trans-Resources (Israel) Ltd., an
Israeli corporation.

                          "TRIL Pledge Agreement" means the Pledge Agreement
under which TRIL grants to the Bank a valid perfected first priority lien, charge and security interest in 6.98% of the outstanding HCL Stock and the proceeds thereof under Israeli law (which shall be in form and substance satisfactory to the Bank and substantially in the form set forth in Exhibit 1.1-3 annexed hereto).





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                          "Trust Company" means Trust Company of Bank Hapoalim
B.M., ([Mem]"[Ayin][Veth] [Mem][Yod][Lamed][Ayin][Vav][Feh][Heh]
[Koph][Nun][Veth] [Lamed][Shin] [Thav][Vav][Nun][Mem][Aleph][Nun]
[Thav][Resh][Veth][Cheth]) a company duly incorporated and existing under the laws of the State of Israel, having its registered office at 55 Rothschild Boulevard, Tel-Aviv 65124.

                          "United States of America," when used in a
geographical sense, means all of the States of the United States of America and the District of Columbia and, so long as they continue as possessions or territories of the United States, Puerto Rico and the Virgin Islands.

                          "Working Capital" of any Person means, as of the date
of any determination thereof, the excess of the Current Assets of that Person over the Current Liabilities of that Person.

                 1.2 Use of Accounting Terms. Accounting terms used herein shall be construed, calculations hereunder shall be made and financial data required hereunder shall be prepared, both as to classification of items and as to amounts, in accordance with generally accepted accounting principles in effect in the United States (except that any reference in this Agreement to generally accepted accounting principles with respect to financial statements of HCL shall be deemed to be references to Israeli generally accepted accounting principles, unless otherwise provided herein) as of the date thereof consistently applied, which principles shall be consistent with those used in the preparation of the most recent reviewed financial statements of such Person delivered to the Bank. All statements relating to earnings and expenses shall set forth separately or otherwise identify all extraordinary and nonrecurring items.

         2.      COMMITMENT OF THE BANK.

                 2.1 Loans. Subject to the terms and conditions of this Agreement, the Bank agrees to make loans (collectively called the "Advances" and individually an "Advance") to the Company on any Business Day during the period from the date hereof to, but not including, the Commitment Expiration Date in accordance with Section 2.2 hereof, in such amounts as the Company may from time to time request, but in no event shall the amount of any Advance, when added to the amount of all Advances previously made hereunder, exceed Forty Million Dollars ($40,000,000), less any amount paid or required to be paid to the Bank as a mandatory prepayment pursuant to Section 2.3(c) hereof, and in no event shall the Bank be required to make Advances hereunder more frequently than twice each calendar month. Repayment of the principal amount of each Advance shall be made in equal quarterly annual installments commencing on the first Payment Date following the second anniversary of the date on which such Advance is made and ending on the Maturity Date (it being understood that the number of such installments will range from 16 installments, in the case of an Advance made on the Commitment Expiration Date, to 28 installments, in the case of an Advance made on the date of this Agreement). The last principal installment shall be in the





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
then outstanding unpaid principal balance of the Note and shall be due and payable on the Maturity Date, together with all unpaid interest accrued through that date.

                 2.2 Borrowing Procedures. The Company shall give the Bank at least three (3) Business Days' prior written notice (which if sent by telecopy shall promptly be confirmed by delivering the original of the written notice to the Bank) of each proposed Advance, specifying in reasonable detail to the Bank the purpose for which the proceeds of such Advance will be used. Upon the satisfaction of each of the conditions specified in Sections 8 and 9 to the extent applicable to such Advance, the Bank shall pay over in immediately available funds to the Company the amount of such proposed Advance, not later than 3:00 P.M., New York time, on the date of such proposed Advance. Each Advance shall be in an aggregate amount of at least $500,000.

                 2.3  Voluntary and Mandatory Prepayments.

                          (a)  The Company may prepay the Note in part or in
full at any time, subject to the provisions set forth in the Note, upon not less than seven days prior written notice to the Bank, provided that each such prepayment shall be in the amount of $100,000 or any integral multiple thereof; except that prepayment of the entire outstanding principal amount of the Note need not be in the amount of $100,000 or any integral multiple thereof.

                          (b)     Any voluntary or mandatory prepayments of the
principal of the Note, whether partial or full, shall be accompanied by the payment of any accrued interest on the principal amount so prepaid and any other payment or charge required by the Note.

                          (c)  If any law, regulation, directive or treaty or
any change therein or in the interpretation or application thereof shall make it unlawful for the Bank to maintain the Advances evidenced by the Note or to claim or receive any amount otherwise payable under the Note or this Agreement, the Bank shall so notify the Company. In the case of any such notice, the Company shall prepay the outstanding principal amount of the Note in full together with all accrued interest (i) on the last Business Day of the Interest Period which includes the date of such notice, if the Bank may lawfully receive such prepayment on such day, or (ii) on such earlier date on which the Bank may lawfully receive such payment, if payment on such earlier date is reasonably required as a result of such impending illegality.

                          (d)  Notwithstanding anything in this Section 2.3 to
the contrary, any prepayment, whether voluntary or mandatory, may be applied by the Bank to any principal or interest of the Note, in such amounts and order of priority as the Bank deems appropriate in its sole discretion. The Bank shall have no liability to the Company for any failure to apply prepayments in accordance with any instructions that the Bank may receive from the Company which are inconsistent with the provisions of this Subsection 2.3(d).

                 2.4 Compensation for Reinvestment Costs. If the Company makes any payment or prepayment of or on account of the outstanding principal amount of the Note at





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
any time other than the last day of an Interest Period, whether after an Event of Default or otherwise, then the Company shall compensate the Bank for the costs (the "Reinvestment Costs") of reinvesting, for the period extending until the last day of the then current Interest Period, the funds received by it upon such payment at a rate or rates which may be less than the LIBOR-Based Rate applicable to the principal portion of such amount paid (the "Accelerated Principal"). The Company and the Bank acknowledge that determining the actual amount of the Reinvestment Costs may be difficult or impossible in any specific instance. Accordingly, the Company and the Bank agree that the Reinvestment Costs shall be the excess, if any, of

                          (i) the product of (A) the Accelerated Principal, times (B) the applicable LIBOR-Based Rate divided by 360, times (C) the remaining number of days from the date of the payment to the last day of the relevant Interest Period, over

                          (ii) that amount of interest which the Bank determines that the holder of a Treasury Obligation selected by the Bank in the amount (or as close to such amount as feasible) of the Accelerated Principal and having a maturity date on (or as soon after as feasible) the last day of the relevant Interest Period, would earn if that Treasury Obligation were purchased in the secondary market on the date the Accelerated Principal is paid to the Bank and were held to maturity.

                 The Company agrees that determination of Reinvestment Costs shall be based on amounts that a holder of a Treasury Obligation could receive under these circumstances, whether or not the Bank actually invests the Accelerated Principal in any Treasury Obligation. The Bank's determination as to Reinvestment Costs pursuant to this Section 2.4 shall be conclusive, final and binding on the Company in the absence of manifest error.

                 2.5 Increased Costs. If, after the date of this Agreement, the adoption of any applicable Governmental Rule, any change in any applicable Governmental Rule, any change in the interpretation or administration of any applicable Governmental Rule by any Governmental Person charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such Governmental Person

                          (a) shall subject the Bank to any tax, duty or other charge with respect to all or any portion of any Advance, or its obligation to make all or any portion of any Advance or shall change the basis of taxation of payments to the Bank of any amounts due under this Agreement, or the Note (except for changes which affect franchise taxes or taxes measured by or imposed on the overall net income of the Bank or any of its offices imposed by the tax laws of any jurisdiction in the world); or





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
                          (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy requirement, capital equivalency, ratio of assets to liabilities or any other capital substitute or similar requirement against assets of, deposits with or for the account of, credit extended by, letters of credit issued and maintained by, or collateral subject to a lien in favor of the Bank, or shall impose on the Bank any other condition affecting all or any portion of any Advance;

and the result of any of the foregoing is to increase the cost to or to impose a cost on the Bank of making or maintaining all or any portion of any Advance, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or the Note, or (in the case of a capital adequacy or similar requirement) to reduce the rate of return on the Bank's capital as a consequence of maintaining all or any portion of any Advance to a level below that which could have been achieved but for the imposition of such requirement (taking into consideration the Bank's capital adequacy policies), then, within 30 days after demand by the Bank, the Company shall pay the Bank for its own account such additional amount or amounts as will compensate the Bank for such increased cost or reduction actually incurred. The Bank will promptly notify the Company of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle the Bank to compensation pursuant to this
Section 2.5. A certificate of the Bank claiming compensation for itself under this Section 2.5 and setting forth in reasonable detail the additional amount or amounts to be paid to the Bank shall be conclusive evidence of the amount of such compensation absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

                 2.6 Net Payments. All payments to the Bank under this Agreement or the Note shall be made without defense, setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, or other charges of whatsoever nature imposed by any government, any political subdivision or any taxing authority, other than any franchise tax or other tax owed and measured by the overall net income of the Bank or any of its offices pursuant to the tax laws of any jurisdiction in the world (collectively, the "Taxes")), shall not be less than the amounts otherwise specified to be paid under this Agreement or the Note. A certificate as to any additional amounts payable to the Bank under this Section 2.6 submitted to the Company by the Bank shall show in reasonable detail the amounts payable and the calculations used to determine in good faith such amounts and shall be conclusive absent manifest error. Any amounts payable by the Company under this Section 2.6 with respect to past payments shall be due within three Business Days following receipt by the Company of such certificate from the Bank; any such amounts payable with respect to future payments shall be due concurrently with such future payments. With respect to each deduction or withholding for or on account of any Taxes, the Company shall promptly furnish to the Bank such certificates, receipts and other documents as may be required (in the reasonable judgment of the Bank) to establish any tax credit to which the Bank may be entitled.

                 2.7 Security for the Advances. The Advances shall be secured by a first priority lien upon and security interest in approximately 99.99% of the issued and outstanding HCL Stock pursuant to the Company Pledge Agreement and the TRIL Pledge Agreement.

         3. USE OF PROCEEDS. The Company covenants and agrees that it shall use the proceeds of each and every Advance made to it by the Bank pursuant hereto (i) to repurchase, or reimburse the Company for purchases after November 15, 1995 of, outstanding Senior Subordinated Notes and/or Senior Reset Notes; provided, that not more than $20,000,000 of such proceeds shall be used for this purpose; and (ii) for general corporate purposes, including the acquisition by the Company of businesses or lines of businesses.

         4. NOTE EVIDENCING BORROWINGS. The Advances shall be evidenced by the Note. All Advances made by the Bank to the Company and all repayments of principal by the Company shall be reflected by the Bank in its records or, at the Bank's option, on the schedule attached to the Note, which records or schedule shall be rebuttable presumptive evidence of the entries made therein or thereon. The Bank agrees to provide statements of such amounts to the Company upon the Company's written request; provided, however, that, in the event of any conflict between such statement and the Bank's books and records, the latter shall be controlling absent manifest error.

         5.      INTEREST AND FEES

                 5.1 Interest. Subject to Sections 5.2 and 5.3 hereof, the unpaid principal of each Advance shall bear interest prior to maturity for each Interest Period at a rate per year (the "LIBOR-Based Rate") equal to 2.25 percentage points per annum above the LIBOR for that Interest Period.

                 5.2 Absence of LIBOR Determination; Unenforceability. Notwithstanding anything to the contrary contained in Section 5.1, if the Bank determines, on any Date of Determination, that (i) by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not exist for ascertaining an applicable LIBOR or it is impractical for the Bank to continue to fund the outstanding principal amount of the Note during the applicable Interest Period, or (ii) London Eurodollar Deposit Rates are no longer being quoted (temporarily or permanently) on the Reuters Monitor Money Rates Service or such Service is no longer functioning (temporarily or permanently) in substantially the same manner as on the date hereof, and, after negotiating in good faith, the Bank has failed to agree with the Company with respect to a substitute, publicly available reference for the determination of LIBOR, or (iii) quotes for funds in United States Dollars in sufficient amounts comparable to the then outstanding principal amount of the Note and for the duration of the applicable Interest Period would not be available to the Bank in the London Interbank Market, or (iv) quotes for funds in United States Dollars in the London Interbank Market will not accurately reflect the cost to the Bank of funding the outstanding principal amount of the Note during the applicable Interest Period, or (v) the making or funding of loans, or charging of interest at rates, based on LIBOR shall be unlawful or unenforceable for any reason, then as long as such circumstance(s) shall continue, interest on the outstanding principal amount of the Note shall be payable at a variable rate per year which shall be equal to the Prime-Based Rate and such interest shall be payable on the last day of each Interest Period until the principal amount of the Note is paid in full.

                 5.3 Default Rate. Regardless of the applicability of any other interest rate hereunder, whether pursuant to Section 5.1 or 5.2 or otherwise, interest on the outstanding principal amount of the Note shall be payable at the Default Rate (as hereinafter defined), at any date after the entire outstanding principal balance of the Note shall have become due and payable (whether by reason of stated maturity, acceleration or otherwise; provided, however, in the case of acceleration, the Default Rate also shall apply retroactively from the earliest date an Event of Default, by reason of nonpayment or otherwise, first occurred). For the purposes hereof, the "Default Rate" means a variable rate per year which shall at all times be equal to two percent (2%) per year above the Prime-Based Rate, except that in the case of acceleration, the Default Rate applicable to any Advance bearing interest at the LIBOR-Based Rate shall be equal to two percent (2%) per year above the LIBOR-Based Rate during the Interest Period in which such acceleration occurs until the last day of such Interest Period and, thereafter, shall be equal to two percent (2%) per year above the Prime-Based Rate.

                 5.4 Generally. Interest shall be payable on the unpaid principal balance of each Advance evidenced by the Note on the last day of each Interest Period in respect thereof and at any time that any part of such principal is due or is paid, or any time that the Note is paid in full. Such interest shall be calculated on a daily basis on the outstanding principal balance of each Advance at the applicable LIBOR-Based Rate or the Default Rate, as the case may be, divided by 360 on the actual days elapsed from the date hereof, or from the date the entire principal balance of the Note shall have become due and payable, or from the stated date of maturity, as appropriate, until paid. Any payment by other than immediately available funds shall be subject to collection. Interest shall continue to accrue until the funds by which payment of principal is made are available to the Bank for its use. Interest shall never exceed the maximum lawful rate of interest applicable to the Note.

                 5.5  Fees.

                          (a)  The Company shall pay to the Bank a
non-refundable Facility Fee of $200,000 for making this credit facility available to the Company. The Facility Fee shall be payable in three equal installments, of which the first such installment is being paid concurrently with the execution and delivery of this Agreement and the second and third such installments shall be payable, respectively, on the first and second anniversaries of the date of this Agreement, whether or not any Advances have then been made or requested or this Agreement otherwise remains in effect.

                          (b)     The Company shall pay the usual and customary
fees and charges of the Trust Company for its services in holding, as trustee for the Bank, the certificates representing HCL Stock, in accordance with the Company Pledge Agreement and the TRIL Pledge Agreement.

                 5.6 Conclusive Determination. The Bank's determination (i) as to the occurrence or continuation of any of the events referred to in
Section 5.2, and (ii) of LIBOR and the applicable interest rate and the amount of interest accrued under the Note, shall be conclusive, final and binding on the Company in the absence of manifest error.

         6.      PAYMENTS, OFFSETS AND REDUCTION OR TERMINATION OF THE CREDIT

                 6.1 Place of Payment. All payments hereunder (including payments with respect to the Note) shall be made without set-off, counterclaim or deduction and shall be made in immediately available funds by the Company to the Bank, prior to 3:00 p.m., New York time, at its offices at 1177 Avenue of the Americas, New York, New York 10036 or at such other place as may be designated by the Bank to the Company in writing. Any payment received after 3:00 p.m., New York time, shall be deemed received on the next Business Day.
If any payment of principal of or interest on the Note or any other amount under the Note or this Agreement falls due on a day that is not a Business Day, it shall be payable on the next succeeding Business Day (unless such day would be a day in the next calendar month, and in such case payment shall be due on the immediately preceding Business Day), and the resulting additional or decreased time (if any) shall be included in or deducted from the computation of interest.

                 6.2 Set-Off. In addition to and not in limitation of all rights of set-off that the Bank may have under applicable law, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter maintained or held at any of the Bank's offices worldwide and in any currency, shall be subject to being set off against any obligations of the Company to the Bank arising under this Agreement or the other Loan Documents, and in furtherance thereof, the Bank may at any time and from time to time after an Event of Default shall have occurred and be continuing at its option and without notice to the Company, except as may be required by law, appropriate and apply toward the payment of any of such obligations of the Company to the Bank all or any part of the balances of each such balance, credit, deposit, account, or money with the Bank.

         7.      REPRESENTATIONS AND WARRANTIES.

                 To induce the Bank to enter into this Agreement and to make Advances hereunder, the Company represents, warrants and covenants to the Bank that:

                 7.1 Corporate Existence. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and other assets and to transact the business in which it is now engaged or proposes to engage. Each of TRIL and HCL is a duly organized and validly existing corporation under the laws of the State of Israel and has the corporate power and authority to own its properties and other assets and to transact the business in which it is now engaged or proposes to engage. Each of the Company and HCL is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to qualify would have a material adverse effect on its business.

                 7.2 Holdings. TPR owns both beneficially and of record all of the issued and outstanding capital stock of the Company. The Company owns beneficially (including 3,662,830 shares owned of record by TRIL) 52,480,013 shares of HCL Stock, which represents approximately 99.999% of the issued and outstanding HCL Stock, of which 48,817,183 shares, representing approximately 93.02%, are owned of record by the Company. HCL owns beneficially and of record all 2,640 of the issued and outstanding shares of capital stock of TRIL, except for one share owned of record by a subsidiary of HCL. As of the date hereof, (i) the shareholders of TPR and their respective interests therein, and
(ii) the identity of the principal stockholder of the Company and its interest therein, are as set forth in the Company's Form 10-K for the fiscal year ended December 31, 1994. As of the date hereof, the Company has no Subsidiaries other than those listed on Exhibit 21 to such Form 10-K, and certain other Subsidiaries which, if considered in the aggregate as a single Subsidiary, would not constitute a Significant Subsidiary.

                 7.3 Authorization and Execution. (a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents executed by it. The execution, delivery and performance by the Company of such Loan Documents and the borrowing hereunder have been duly authorized by all requisite corporate action. This Agreement, the 1990 Pledge Agreement, the 1990 Pledge Agreement Amendment No. 1, the 1990 Pledge Agreement Amendment No. 2 and the 1990 Pledge Agreement Amendment No. 3, are, and the Note and the 1990 Pledge Agreement Amendment No. 4, when executed and delivered by the Company pursuant hereto, will be legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the application by a court of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The 1990 Pledge Agreement, the 1990 Pledge Agreement Amendment No. 1, the 1990 Pledge Agreement Amendment No. 2 and the 1990 Pledge Agreement Amendment No. 3 remain in full force and effect and upon the execution and delivery of the 1990 Pledge Amendment No. 4 they shall constitute a valid, binding and enforceable pledge of 48,817,183 shares of HCL Stock, as security for the obligation of the Company to the Bank under the Note. Since the 1990 Pledge Agreement was entered into, neither the Company nor, to the best knowledge of the Company, any other party to the Company Pledge Agreement has in any manner violated or caused the violation of any of the terms and conditions of the 1990 Pledge Agreement, the 1990 Pledge Agreement Amendment No. 1, the 1990 Pledge Agreement Amendment No. 2 or the 1990 Pledge Agreement Amendment No. 3, nor failed to perform or fulfill any of its obligations thereunder.

                 (b) TRIL has the corporate power and authority to execute, deliver and carry out the terms and provisions of the TRIL Pledge Agreement and any other Loan Documents executed by it. The execution, delivery and performance by TRIL of such Loan Documents has been duly authorized by all requisite corporate action. The TRIL Pledge Agreement, when executed and delivered by TRIL pursuant hereto, will be a legal, valid and binding obligation of TRIL, enforceable against TRIL, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the application by a court of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The TRIL Pledge Agreement, when executed and delivered by TRIL, shall constitute a valid, binding and enforceable pledge of 3,662,830 shares of HCL Stock, as security for the obligation of the Company to the Bank under the Note.

                 7.4 Compliance with Other Instruments. Neither the Company nor HCL is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any evidence of Indebtedness of the Company or HCL, or contained in any instrument under or pursuant to which any such evidence of Indebtedness has been issued or made and delivered. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions herein contemplated, including but not limited to the use of the proceeds of any Advance for the funding of any acquisition or for any other purpose, will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By- laws or other organizational charter and instruments of the Company, or of any agreement or instrument to which the Company is now a party or otherwise bound or to which any of the Company's properties or other assets is subject, or of any law, statute, rule or regulation or any order or decree of any court or governmental instrumentality, or of any arbitration award, franchise or permit, or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the properties or other assets of the Company, except as herein contemplated.

                 7.5 Consents. No consent or approval of, or exemption by, any Person (including, without limitation, the shareholders of the Company), and no waiver of any right by any Person is required to authorize or permit, or is otherwise required in connection with, the execution, delivery and performance of the Loan Documents, or with respect to the required use by the Company of the proceeds of any Loan, except those which shall have been obtained on or prior to the date hereof.

                 7.6 Financial Statements. The Company has heretofore furnished to the Bank copies of the unqualified audited consolidated financial statements of the Company as of December 31, 1994 and for the year then ended, the unaudited consolidated financial statements of the Company as of September 30, 1995 and for the nine-month period then ended, and the unqualified audited consolidated financial statements of HCL as of December 31, 1994 and for the year then ended and the unaudited consolidated financial statements of HCL as of September 30, 1995 and for the nine-month period then ended

(collectively, the "Financial Statements"). All of the Financial Statements present fairly the financial position of the Company or HCL, as the case may be, on the date of the balance sheet included therein and the results of the operations of the Company or HCL, as the case may be, for the period involved, and have been prepared in accordance with, in the case of the Company, generally accepted accounting principles in effect in the United States and in the case of HCL, generally accepted accounting principles in effect in Israel, applied on a consistent basis throughout the periods involved (subject to, in the case of the interim financial statements, normal year-end audit adjustments not material in amount).

                 7.7 No Material Changes. There has been no material adverse change in the business, properties or other assets or in the condition, financial or otherwise, of the Company or HCL since the date of the most recent balance sheets included in their respective Financial Statements.

                 7.8 Litigation. Except as set forth on Schedule A, there are no actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Company or HCL) pending or, to the knowledge of the Company threatened against or affecting the Company or HCL, at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any material liability or of any material adverse effect on the business, operations, prospects, properties or other assets or in the condition, financial or otherwise, of the Company or HCL.

                 7.9 Compliance with Law. Each of the Company and HCL is in compliance, in all material respects, with all applicable requirements of law and all applicable rules and regulations of each Federal, state, municipal or other governmental department, agency or authority, domestic or foreign, the noncompliance with which would have a material adverse effect on the business, affairs, or financial condition of the Company or HCL, as the case may be.

                 7.10 Investment Company. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, or the regulations under such act.

                 7.11 Residency and Citizenship Status of Company. The Company (i) is not an "Israel resident" for purposes of Israeli Exchange Control Law, 5738-1978, (ii) maintains its chief executive offices and principal place of business in the State of New York, (iii) is not registered in Israel as a foreign company and does not have a registered office in Israel, and (iv) is not a representative, branch or agency in Israel for any other Person.

                 7.12 Ownership of Company. As of the date of this Agreement, none of the issued and outstanding shares of each class of the Company's capital stock are owned, directly or indirectly, of record and/or beneficially, by Israeli Residents.

                 7.13 Regulation U, Etc. None of the proceeds of any Advance will be used, directly or indirectly, for any purpose that will violate, or cause the Bank to be in violation of, or that will require the Bank to file or obtain any forms or notices or applications of any kind so as not to be in violation of, Regulation U (12 CFR, Part 221) of the Board of Governors of the Federal Reserve System. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Note or the making of any Advance to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System.

                 7.14 ERISA. (i) Each single-employer Plan has been maintained and funded, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto, and the Company and its Subsidiaries have each taken all actions required to be taken by them to cause each multi-employer Plan to be maintained and funded, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto; (ii) no Reportable Event has occurred and is continuing with respect to any single-employer Plan or, to the Company's knowledge, any multi-employer Plan; and (iii) no liability to PBGC has been incurred by the Company or any Subsidiary thereof with respect to any single-employer Plan or, to the Company's knowledge, any multi-employer Plan, other than for premiums due and payable.

                 7.15 Control of the Company. TPR (i) is a Delaware corporation, the economic equity interest of which is 100% owned by Arie Genger and members of his family, and (ii) owns all of the issued and outstanding common stock of the Company and Controls the Company.

                 7.16 Senior Subordinated Note Indenture. The Company has delivered to the Bank a true and correct copy of the Senior Subordinated Note Indenture and all amendments and supplements thereto as in effect on the date hereof.

                 7.17 Senior Reset Note Indenture. The Company has delivered to the Bank a true and correct copy of the Senior Reset Note Indenture and all amendments and supplements thereto as in effect on the date hereof.

                 7.18 Priority of Loans. All indebtedness of the Company to the Bank arising from the Loan Documents, including but not limited to the Company's obligations to pay the principal of and interest on the Note, is and at all times will be senior in right of payment to the Senior Subordinated Notes and the Senior Reset Notes, as provided in the Senior Reset Note Indenture and Senior Subordinated Note Indenture, respectively.

                 7.19 No Bank of Israel Approval Needed. No exchange control specific permit issued by the Bank of Israel is required in connection with the transactions contemplated in this Agreement, other than the specific permit for the TRIL Pledge Agreement, which was issued prior to the date hereof.

                 7.20 Refinancing Commitment for Senior Reset Notes. The Company or its Subsidiary has obtained a firm written commitment to provide it with funds sufficient to refinance or otherwise repay the Senior Reset Notes, a true and complete copy of which commitment has been furnished to the Bank.

         8.      CONDITIONS PRECEDENT TO INITIAL ADVANCE.

                 The obligation of the Bank to make the initial Advance to the Company hereunder is subject to the satisfaction, on or before the date of the making of such Advance, of each of the following conditions precedent which are solely for the benefit of the Bank:

                 8.1 Repayment of Previous Company Loan. The Company (i) shall have repaid in full the loan in the principal amount of $27,500,000 previously made by the Bank to the Company pursuant to the Loan Agreement dated as of June 30, 1994 between the Bank and the Company and (ii) shall have delivered to the Bank a duly executed guarantee of the loan from the Bank to HCL referred to in Section 11.19(i) hereof, which guarantee shall be in form and substance satisfactory to the Bank.

                 8.2 Note. The Note shall have been duly executed and delivered to the Bank.

                 8.3 Pledge and Security Agreements. (i) The Company shall have delivered to the Bank (A) a duly executed copy of the Company Pledge Agreement, together with certificates representing 48,817,183 shares of HCL Stock, registered in the name of the Trust Company, and a certificate from the Secretary of HCL certifying that such shares are so registered (in form and substance acceptable to the Bank), (B) a certificate from the Registrar of Pledges in Jerusalem, Israel to the effect that the pledge of such shares has been duly filed therewith in accordance with applicable law (in form and substance acceptable to the Bank), (C) a duly executed copy of the 1990 Pledge Agreement Amendment No. 4, and (D) any other instruments and documents as the Bank may reasonably require to perfect its lien on such collateral under both United States and Israeli law, as appropriate, including UCC-1 financing statements, and the Bank shall have a valid and enforceable first priority lien and security interest in all of such collateral.

                 (ii) TRIL shall have delivered to the Bank (A) a duly executed copy of the TRIL Pledge Agreement, together with certificates representing 3,662,830 shares of HCL Stock, registered in the name of the Trust Company, and a certificate from the Secretary of HCL certifying that such shares are so registered (in form and substance acceptable to the Bank), (B) a certificate from the Registrar of Companies to the effect that the pledge of such shares has been duly filed therewith in accordance with applicable law (in form and substance acceptable to the Bank), and (C) any other instruments and documents as the Bank may reasonably require to perfect its lien on such collateral under both United States and Israeli law, as appropriate, including UCC-1 financing statements, and the Bank shall have a valid and enforceable first priority lien and security interest in all of such collateral.

                 8.4 Opinions of Counsel. The Bank shall have received (i) from United States counsel for the Company a favorable written opinion addressed to the Bank and dated the date of the initial Advance hereunder, satisfactory to the Bank and substantially in the form set forth in Exhibit 8.4-1 annexed hereto, and (ii) from Israeli counsel to the Company and HCL, a favorable written opinion addressed to the Bank and dated the date of the initial Advance hereunder, satisfactory to the Bank and substantially in the form set forth in Exhibit 8.4-2.

                 8.5 Supporting Documents. The Bank shall have received the following from each of the Company and TRIL: (i) a certificate of its Secretary or an Assistant Secretary, dated the date of the initial Advance hereunder, certifying as to (A) its By-laws, in the case of the Company, and its Memorandum of Association, in the case of TRIL; (B) resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement, the Note and any other Loan Documents executed by it, in the case of the Company and the TRIL Pledge Agreement, in the case of TRIL; (C) the full force and effect of such resolutions on the date of such Advance; and (D) the incumbency and signature of each of the officers of the Company who sign the Loan Documents and all other closing papers hereunder; (ii) certified copies of its Certificate of Incorporation, in the case of the Company, and its Articles of Association, in the case of TRIL, listing all charter papers on file, as amended through the date hereof; (iii) a good standing certificate from the Secretary of State of the State of Delaware, in the case of the Company; and
(iv) such additional supporting documents as the Bank may reasonably request.

                 8.6 Fees. All applicable fees and charges payable by the Company to the Bank or with respect to the transactions described in this Agreement shall have been paid.

                 8.7 Proceedings. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in form, scope and substance to the Bank and its counsel, and the Bank and such counsel shall have received all information and copies of all documents, including records of corporate proceedings, which the Bank or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate and governmental authorities.

         9.      CONDITIONS PRECEDENT TO ALL ADVANCES INCLUDING THE INITIAL
ADVANCE.

                 The obligation of the Bank to make each Advance (including the initial Advance) is subject to the satisfaction, on or before the date of the making of such Advance, of each of the following conditions precedent which are solely for the benefit of the Bank:

                 9.1 Borrowing Request. Written request for the borrowing shall have been received by the Bank at least three (3) Business Days before the proposed borrowing pursuant to Section 2.2 hereof.

                 9.2 No Default. Both before and after giving effect to the Advance (including upon application of the proceeds thereof), there shall exist no Default or Event of Default.

                 9.3 Representations. Both before and after giving effect to the Advance (including upon application of the proceeds thereof), all representations and warranties by the Company contained herein and all representations and warranties contained in the other Loan Documents shall be true and correct, with the same force and effect as if made on and as of the date of the Advance.

                 9.4 Officers' Certificate. The Company shall have delivered to the Bank a certificate signed by the chief financial officer and the Chairman, President or any Vice President (other than the chief financial officer) of the Company dated the date of the Advance, certifying and confirming that (i) no Default or Event of Default exists as set forth in
Section 9.2 hereof, and (ii) the representations and warranties referred to in
Section 9.3 hereof are true and correct and, in furtherance of and without limiting the generality of the foregoing, the Company is not "insolvent" within the meaning of the Federal Bankruptcy Code Section 101(32).

                 9.5 Pledge Agreements. The Company Pledge Agreement and the TRIL Pledge Agreement shall remain in full force and effect and all filings necessary to perfect and protect the Bank's interest in the HCL Stock subject to the Company Pledge Agreement and the TRIL Pledge Agreement shall have been filed and kept current in the appropriate offices of all applicable jurisdictions.

                 9.6 Fees. All applicable fees and charges payable by the Company to the Bank or with respect to the transactions described in this Agreement shall have been paid.

                 9.7 Proceedings. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in form, scope and substance to the Bank and its counsel, and the Bank and such counsel shall have received all information and copies of all documents, including records of corporate proceedings, which the Bank or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate and governmental authorities.

                 10.      AFFIRMATIVE COVENANTS.

                 The Company covenants and agrees that from and after the date hereof until the expiration or termination of the commitment of the Bank to make Advances under the terms of this Agreement and all sums due and to become due hereunder or under any other Loan Document have been paid or repaid in full, unless the Bank shall otherwise consent in a writing delivered to the
Company:

                 10.1 Pay Principal and Interest. The Company will punctually pay or cause to be paid the principal and interest to become due in respect of the Note according to the terms hereof and thereof.

                 10.2 Maintenance of Company Office. The Company will maintain an office in New York, New York (or such other place in the United States of America as the Company may designate in writing to the Bank or to any subsequent holder of the Note), where notices and demands to or upon the Company in respect of the Note may be given or made.

                 10.3 Keep Books. The Company will keep proper books of record and account in which true, correct and complete entries will be made of its transactions in accordance with generally accepted accounting principles.

         10.4 Payment of Taxes; Corporate Existence; Maintenance of Properties. The Company will, as to itself, and will cause HCL to:

         (a) Pay and discharge promptly all taxes (including, without limitation, all payroll withholdings), assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon its property; provided, however, that it shall not be required to pay any such tax, assessment, charge, levy or claim or discharge any such Lien if the validity thereof shall be contested in good faith by appropriate proceedings and if it shall have set aside on its books such reserves, if any, as may be required in accordance with generally accepted accounting principles with respect to the tax, assessment, charge, levy or claim so contested;

         (b) (i) Conduct its business according to good business practices; (ii) keep in full force and effect its corporate existence, and material rights, licenses, permits and franchises (except those the Company determines to be no longer material) and comply in all material respects with all of the laws, rules and regulations governing its business (except such non-compliance as does not have a material adverse effect on the Company or HCL); and (iii) make all such reports and pay all such franchise and other taxes and license fees and do all such other things as may be lawfully required, to maintain its material rights, licenses, powers and franchises under the laws of the United States of America and of the States or jurisdictions in which it is organized or does business; and

         (c) Maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly conducted at all times.

         10.5 Financial Statements and Reports. The Company will furnish to the Bank, in duplicate:

              (a) As soon as practicable, and in any event within 90 days after the end of each fiscal year of the Company, annual unqualified audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, audited by independent certified public accountants of recognized standing selected by the Company and acceptable to the Bank;

              (b) As soon as practicable, and in any event within 105 days after the end of each fiscal year of the Company, annual unaudited consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and related consolidating statement of income of the Company and its Subsidiaries for such year, certified by the chief financial officer of the Company as to (i) fair presentation of the financial position and the results of operations of the Company and (ii) having been prepared in accordance with generally accepted accounting principles consistently applied;

              (c) As soon as practicable, and in any event within 60 days after the end of each fiscal quarter of the Company, a consolidated balance sheet, related consolidated statements of income, retained earnings and cash flows of the Company showing its financial condition as of the last day of such fiscal quarter and the results of operations for such fiscal quarter, certified by the chief financial officer of the Company as to (i) fair presentation of the financial position and the results of operations of the Company and (ii) having been prepared in accordance with generally accepted accounting principles consistently applied;

              (d) As soon as practicable, and in any event within 60 days after the end of each fiscal quarter of the Company, a consolidating balance sheet and related consolidating statement of income of the Company showing its financial condition as of the last day of such fiscal quarter and the results of operations for the fiscal year to date, certified by the chief financial officer of the Company as to (i) fair presentation of the financial position and of the Company and the results of operations (ii) having been prepared in accordance with generally accepted accounting principles consistently applied;

              (e) As soon as practicable, and in any event within 180 days after the end of each fiscal year of HCL, unqualified audited consolidated balance sheets, related statements of income, retained earnings and cash flows showing HCL's financial condition, as of the close of such fiscal year and its results of operations during such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, audited by independent certified public accountants of recognized standing selected by the Company or HCL and acceptable to the Bank;

              (f) Promptly upon filing with the United States Securities and Exchange Commission, copies of the Company's Forms 10-K and 10-Q as well as all other reports required of the Company under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

              (g) Promptly following the occurrence thereof, notice of any material adverse change in the business, affairs or financial condition of the Company or HCL;

              (h) Promptly following the occurrence thereof, notice that the operations of Eddy Potash, Inc. have been put on a standby basis or discontinued;

              (i) Promptly following the occurrence thereof, notice of any Default hereunder or of any default under any other Loan Document, the Senior Subordinated Note Indenture, the Senior Reset Note Indenture, any Senior Indebtedness, any Junior Indenture, or any Indebtedness to any institutional lender;

              (j) When any quarterly or annual financial statements are required under this Section 10.5, or more often at the Bank's request, a certificate signed by the chief executive officer or chief financial officer of the Company (or, if requested by the Bank, by the Company's independent certified public accountants) certifying that no Default has occurred and is continuing; and

              (k) Such other information as to the financial condition, operations, business, properties and other assets of the Company or HCL as the Bank may from time to time reasonably request.

The Company shall cause all audited financial statements required to be delivered to the Bank pursuant to this Section 10.5 to be addressed to the Bank by the independent certified public accountant who performed the audit.

         10.6 Application of Proceeds. The Company will apply all proceeds of each Advance as provided in Section 3 hereof. In furtherance of the foregoing, the Company shall give notice to the Bank promptly and in no event less than five Business Days following any acquisition for which the proceeds of any Advance are used.

         10.7 ERISA Compliance. The Company will comply, in all material respects, and cause each of its Subsidiaries to comply, in all material respects, with the provisions of ERISA, if applicable, with respect to each of its or their respective Plans and as soon as possible after the Company knows or has reason to know that any Reportable Event with respect to any Plan has occurred, furnish to the Bank a statement signed by its chief executive officer or its chief financial officer setting forth details as to such Reportable Event and the action, if any, which the Company or its Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to PBGC.

         10.8 HCL Dividends. If the Company is unable to make any payment when due under the Note, the Company shall cause HCL to declare and pay cash dividends to the Company in amounts sufficient so that the Company may make such payments, and the Company shall use such dividends for such purpose; provided, however, that if the declaration and payment of such dividends would be prohibited by any applicable Governmental Rule, the Company shall not be required to cause such declaration and payment, but shall use its best efforts to obtain any necessary approvals and permits so that such declaration and payment can be made in compliance with applicable Governmental Rules.

         10.9 Senior Subordinated Notes Repurchase Event or Senior Reset Notes Repurchase Event. In the event of either (i) a "Change of Control," as defined in the Senior Subordinated Note Indenture, of the Company giving rise to an offer by the Company to purchase Senior Subordinated Notes pursuant to Section
4.18 of the Senior Subordinated Note Indenture (a "Senior Subordinated Notes Repurchase Event") or (ii) a "Change of Control," as defined in the Senior Reset
Note Indenture, of the Company giving rise to an offer by the Company to purchase Senior Reset Notes pursuant to Section 4.17 of the Senior Reset Note Indenture (a "Senior Reset Notes Repurchase Event"), the Company shall give the Bank notice of such event not more than five Business Days thereafter.

         10.10 Senior Reset Note Indenture Covenants. So long as the Senior Reset Note Indenture is in force and effect, the Company agrees to do and perform, in favor of and for the benefit of the Bank, all things set forth in Sections 4.02, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.19
and 4.20 of the Senior Reset Note Indenture, as in effect on the date hereof (notwithstanding any amendment thereof), and such sections are incorporated herein by reference, as if set out herein in full, with such modifications as may be appropriate, mutatis mutandis.

         10.11 Senior Subordinated Note Indenture. The Company agrees to do and perform, in favor of and for the benefit of the Bank, all things set forth in
Section 4.02, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14,
4.15 and 4.16 of the Senior Subordinated Note Indenture, as in effect on the date hereof (notwithstanding any amendment or termination thereof), and such sections are incorporated herein by reference, as if set out herein in full, with such modifications as may be appropriate, mutatis mutandis, provided that, for the purposes of this Section 10.11, the term "Event of Default" as used in such Sections shall be deemed to mean an Event of Default as defined in this Agreement, and any notice required to be furnished to the trustee under the Senior Subordinated Note Indenture pursuant to the provisions of Sections 4.12 and 4.15 shall be furnished to the Bank.

     11. NEGATIVE COVENANTS.

         The Company covenants and agrees that from and after the date hereof until the expiration or termination of the commitment of the Bank to make Advances under the terms of this Agreement and all sums due and to become due hereunder or under any other Loan Document have been paid or repaid in full, unless the Bank shall otherwise consent in a writing delivered to the Company, the Company, after giving effect to any Advance hereunder, will not:

         11.1 Indebtedness to Adjusted Net Worth Ratio of the Company. Permit the ratio of the Company's total Indebtedness to the Company's Adjusted Net Worth to exceed, at any time, (a) 3 to 1, or (b) on a consolidated basis, 5 to 1.

         11.2 Maintenance of Adjusted Net Worth of the Company. Permit the Company's Adjusted Net Worth to be less than $100,000,000.

         11.3 Maintenance of Tangible Net Worth of the Company. Permit (a) the Company's Tangible Net Worth to be $0 or less at any time, or (b) the Company's Tangible Net Worth, on a consolidated basis, to be $0 or less at any time.

         11.4 Maintenance of Tangible Net Worth of HCL. Permit HCL's Tangible Net Worth on a consolidated basis, as calculated according to Israeli generally accepted accounting principles, to be less than $65,000,000.

         11.5 Maintaining Current Ratios. Permit (a) the Company's Current Ratio to be less than 1.5 to 1 at any time, or (b) the Company's Current Ratio, on a consolidated basis, to be less than (i) 1.35 to 1 at any time prior to March 31, 1996 or (ii) 1.5 to 1 at any time on or subsequent to March 31, 1996, or (c) HCL's Current Ratio, on a consolidated basis, to be less than 1.5 to 1 at any time.

         11.6 Maintenance of Working Capital. Permit the Company's Working Capital, on a consolidated basis, to be less than (i) $60,000,000 at any time prior to March

31, 1996, (ii) $70,000,000 at any time on or subsequent to March 31, 1996 and prior to June 30, 1996, and (iii) $75,000,000 at any time on or subsequent to June 30, 1996.

         11.7 No Net Losses. Permit the Company to have, on a consolidated basis, a net loss at the end of any fiscal year (other than the fiscal year ending December 31, 1995), or HCL to have a net loss at the end of any fiscal year (including the year ending December 31, 1995).

         11.8 Restrictions on Dividends. Pay dividends during the period beginning on January 1, 1995 and ending on the Maturity Date (or, if later, the date on which all principal of and interest on the Note has been paid in full) that exceed, in the aggregate, (i) $4,000,000 plus (ii) an additional amount of $4,000,000 for each calendar year, beginning with the 1996 calendar year, on a cumulative basis, plus (iii) an additional amount of $500,000 for every three calendar month period beginning January 1, 1996, on a cumulative basis, provided, that no dividends may be paid upon the occurrence and during the continuance of an Event of Default or if, immediately after the payment thereof, a Default or Event of Default would exist.

         11.9 Maintenance of Average Net Income. Permit the average of the Consolidated Net Income of HCL for the most recently completed fiscal year and for the next preceding fiscal year to be less than $8,000,000 per year.

         11.10 Amendment of Subordinated Debt. Amend or otherwise change the terms of any Subordinated Debt, or make any payment consistent with an amendment or change thereto, if the effect of such amendment or change is to increase the interest rate or the liquidation preference of such debt securities, accelerate the dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect to such indenture or agreement, change the redemption provisions thereof or change the subordination provisions thereof, or which, together with all such other amendments or changes made, increase the obligations of the obligor or confer additional rights on the holder of such debt securities.

         11.11 Amendments of Junior Subordinated Capital. Amend or otherwise change the terms of any Junior Subordinated Capital, or make any payment consistent with an amendment or change thereto, if the effect of such amendment or change is to increase the interest rate, the dividend rate or the liquidation preference on such Junior Subordinated Capital, accelerate the dates upon which payments of principal, dividends or interest are due thereon, change any event of default or condition to an event of default with respect to such Junior Subordinated Capital, change the redemption provisions thereof or change the subordination provisions thereof, or which, together with all other amendments or changes made, increase the obligations of the obligor or confer additional rights on the holder of such Junior Subordinated Capital.

         11.12 Use of Proceeds of Advances. Use any part of the proceeds of any Advance hereunder for any purpose other than those specified in Section 3 hereof.

         11.13 Disposal of Property; Merger. (i) Wind up, liquidate or dissolve;
(ii) sell, exchange, lease, transfer or otherwise dispose of all or substantially all of (or agree to do any of the foregoing) its properties or other assets (unless the net proceeds are applied to prepay the Note in accordance with Section 2.3 hereof) other than in transactions with Subsidiaries of the Company; or (iii) consolidate with or merge with or into any other corporation, firm or entity.

         11.14 HCL Disposal of Property; Merger.

               (a) Permit HCL to sell, exchange, lease, transfer or otherwise dispose of all or substantially all of its assets, except in the ordinary course of business.

               (b) Permit HCL to sell, exchange or otherwise transfer the shares of any of HCL's controlled Subsidiaries except to another HCL-controlled Subsidiary.

               (c) Permit HCL to consolidate with or merge with or into any other corporation, firm or entity.

         11.15 Release of Obligations. Discharge or release HCL from, or extend or otherwise modify in any material way any or all of HCL's material obligations to the Company, now or hereafter incurred.

         11.16 Certain Liens. Contract, create, assume, incur or suffer to be created, assumed or incurred any Lien upon, or pledge of, any property or other assets of the Company or any of its Subsidiaries which will secure any other Senior Indebtedness, Senior Subordinated Notes, Senior Reset Notes, any Junior Subordinated Debt or any Subordinated Debt other than (i) Liens created pursuant hereto, (ii) Liens securing the purchase price of goods acquired in the ordinary course of business, not exceeding, in aggregate amount, $1,000,000 and (iii) Liens existing on the date hereof upon the Company's stock ownership of certain of its Subsidiaries, other than HCL, securing loans made to such Subsidiaries by Persons unaffiliated with TPR, the Company or any Subsidiary, and Liens which may arise hereafter upon such stock ownership in connection with the refinancing of such loans.

         11.17 Maintenance of Priority. Permit or cause the Indebtedness of the Company to the Bank arising under the Loan Documents, including but not limited to the Company's obligations to pay the principal of and interest on the Note, to not be fully senior in right of payment in all respects to the Senior Subordinated Notes, the Senior Reset Notes, any Junior Subordinated Debt and all other Subordinated Debt.

         11.18 HCL Stock. Permit HCL to issue any additional shares of capital stock or sell, assign or transfer or permit HCL to sell, assign or transfer, any of the HCL Stock owned by the Company or TRIL or, anything herein to the contrary notwithstanding, permit the creation of any liens or encumbrances on any of the HCL Stock, whether or not pledged pursuant to the Company Pledge Agreement or the TRIL Pledge Agreement, except pursuant to the Company Pledge Agreement and the TRIL Pledge Agreement. Nothing in this Section 11.18 shall prohibit HCL from issuing additional shares of HCL Stock if required to do so pursuant to a Governmental Rule, provided that such additional shares are expressly pledged and made subject to a first priority security interest in favor of the Bank.

         11.19 Contingent Obligations. Assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any other Person or Persons in excess of $40 million in the aggregate, except for (i) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (ii) the guarantee by the Company of a loan that may be granted by one of the Bank's Israeli branches to HCL, the proceeds of which will be used, directly or indirectly, to repay the loan referred to in Section 8.1 hereof.

         11.20 Issuance of Securities. The Company shall not issue any shares of capital stock or securities convertible into shares of capital stock, or grant any options or rights to acquire any shares of capital stock, to any Israeli Resident, if, upon such issuance or upon the conversion of all outstanding convertible securities of the Company or upon the exercise of all existing options or rights, 25% or more of the issued and outstanding shares of any class of the Company's capital stock would be owned, directly or indirectly, beneficially and/or of record by Israeli Residents.

     12. DEFAULTS AND REMEDIES.

         12.1 Events of Default. In the case of the occurrence of any of the following events for any reason whatsoever, and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body or otherwise (each herein sometimes called an "Event of Default"):

               (a) Any representation or warranty made herein or in any certificate hereafter delivered to the Bank pursuant to this Agreement, the Note or any other Loan Document shall prove to have been false or misleading in any material respect when made; or

               (b) Any default shall occur in the payment of principal of or interest on the Note, as and when the same shall become due and payable, whether at the due date thereof, by acceleration, mandatory prepayment or otherwise; or

               (c) (i) Any default shall occur in the due observance or performance by the Company of any other covenant, agreement or condition contained herein (other than pursuant to Section 10.10 or 10.11 hereof) or in the Note, the Company Pledge Agreement, the TRIL Pledge Agreement or any other Loan Document to be performed by the Company; or (ii) any default shall occur in the due observance or performance by the Company of any covenant, agreement or condition contained in Section 10.10 or 10.11 hereof and, in the case of this clause (ii), such default shall continue for 30 days after receipt of notice thereof from the Bank or of a "Notice of Default" pursuant to Section 6.01 of the Senior Subordinated Note Indenture or the Senior Reset Note Indenture, as applicable; or

               (d) (i) TPR, the Company, HCL, or any Significant Subsidiary shall suspend or discontinue its business, or (ii) TPR, the Company, HCL, Eddy Potash, Inc. or any Significant Subsidiary shall call a meeting of its creditors for the purpose of postponing or adjusting its liabilities or seeking an arrangement with its creditors, shall make an assignment for the benefit of creditors or a composition with creditors, shall be unable or admit in writing its inability to pay its debts generally as they mature, shall generally not pay its debts when they are due, shall file a petition in bankruptcy, shall become insolvent (howsoever such insolvency may be evidenced), shall suffer an order for relief to be entered against it under any bankruptcy law which shall remain undismissed or unstayed for a period of 45 days or more, shall petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or other assets or shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against TPR, the Company, HCL, Eddy Potash, Inc. or any Significant Subsidiary any such proceeding which shall remain undismissed or unstayed for a period of 45 days or more; or TPR, the Company, HCL, Eddy Potash, Inc., or any Significant Subsidiary shall take any action for the purpose of effecting any of the foregoing; or

               (e) Any order, judgment or decree shall be entered in any proceeding against TPR, the Company, HCL, Eddy Potash, Inc. or any Significant Subsidiary decreeing the dissolution of TPR, the Company, HCL, Eddy Potash, Inc. or any Significant Subsidiary and such order, judgment or decree shall remain undischarged or unstayed for a period in excess of 30 days; or

               (f) Any Loan Document shall become invalid or unenforceable, in whole or in part, or any default or event of default shall have occurred thereunder; or the Bank shall not have a valid perfected first priority lien, pledge and charge with respect to the HCL Stock under the laws of the State of Israel; or

               (g) Any default (unless duly waived in writing by the obligee) shall occur with respect to any Indebtedness (other than the Indebtedness evidenced by the Note) of the Company aggregating more than $250,000, any of its Subsidiaries for or relating to borrowed money (including, without limitation, for the deferred purchase price of property or for the payment of rent under any lease), aggregating more than $250,000, or under any agreement under which any evidence of Indebtedness may be issued by the Company or any of its Subsidiaries and such default shall continue for more than the period of grace, if any, specified therein, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof, or any trustee, to cause the same to become due prior to its stated maturity or if any such Indebtedness shall not be paid when due; or

               (h) Final judgment for the payment of money in excess of $250,000 shall be rendered by a court of record against the Company or any of its Subsidiaries, and the Company or any of its Subsidiaries shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof and within such period of 30 days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

               (i) Any Reportable Event which the Bank determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan shall have occurred and be continuing 30 days after notice to such effect shall be given to the Company by the Bank, or any Plan shall be terminated (with the exception of any Plan covering employees at Eddy Potash, Inc.), or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or PBGC shall institute proceedings to terminate any Plan or appoint a trustee to administer any Plan, or the Company or any of its Subsidiaries shall completely or partially withdraw from any multi-employer Plan (with the exception of any Plan covering employees at Eddy Potash, Inc.) or appoint a trustee to administer any such Plan or shall cease operation at any facility where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan (with the exception of any Plan covering employees at Eddy Potash, Inc.); and in each case such event or condition, together with all such other events or conditions, if any, would subject the Company or any of its Subsidiaries to any tax, penalty or other liability aggregating in excess of $250,000, provided, however, that in determining whether such taxes, penalties or other liabilities exceed such limitation, there shall be excluded therefrom any tax, penalty or other liability which (i) within 30 days of being imposed, is paid or satisfied, or (ii) is being contested in good faith and by appropriate proceedings, with respect to which adequate reserves have been set aside by the Company and its Subsidiaries in conformity with generally accepted accounting principles and with respect to which none of the property or assets of the Company or any of its Subsidiaries has become or is about to become subject to any Lien; or

               (j) An Event of Default as defined under the Senior Subordinated
Note Indenture or the Senior Reset Note Indenture shall occur; or

               (k) The Company shall be in default under any other obligation to Bank Hapoalim B.M. for the payment of money; or

               (l) TPR shall no longer Control the Company, or shall cease to own a majority of the issued and outstanding common stock of the Company, or Arie Genger and members of his immediate family shall cease to own, in the aggregate, directly or indirectly, more than a majority of the equity and voting interests in TPR, unless any such change constitutes an Approved Change, or Arie Genger shall at any time for a reason other than death or serious disability, fail to maintain beneficial ownership, directly or indirectly, of at least 20% of the voting stock of the Company; or

               (m) The Company or any Subsidiary thereof shall become an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, or the regulations under such Act; or

               (n) a Senior Subordinated Notes Repurchase Event or Senior Reset Notes Repurchase Event shall occur;

then, if any Event of Default described in subsection (d) above shall have occurred the Note shall immediately become due and payable, and if any Event of Default described in any other subsection of this Section 12.1 shall have occurred, and at any time thereafter, if any such event shall then be continuing, the Bank may, by written notice to the Company, declare the principal of and accrued interest on the Note, and any other amounts owed under this Agreement, the Note or any Loan Document, to be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

         12.2 Suits for Enforcement. If any one or more of such Events of Default shall occur and be continuing, the holder of the Note may proceed, to the extent permitted by law, to protect and enforce such holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in the Loan Documents or in aid of the exercise of any power granted in the Loan Documents, or proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the holder of the Note.

                  12.3 Remedies Cumulative. No right or remedy herein or in any other agreement or instrument conferred upon the Bank or the holder of the Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or under any Loan Document or now or hereafter existing at law or in equity or by statute or otherwise. Without limiting the generality of the foregoing, if the Note or any of the other obligations of the Company to the Bank shall not be paid when due, whether at the stated maturity thereof, by acceleration or otherwise, the Bank shall not be required to resort to any particular security, right or remedy or to proceed in any particular order of priority, and the Bank shall have the right at any time and from time to time, in any manner and in any order, to enforce its security interests, liens, rights and remedies, or any of them, as it deems appropriate in the circumstances and apply the proceeds of its collateral to such obligations of the Company as it determines in its sole discretion.

     13. MISCELLANEOUS.

         13.1 Notices. All notices, requests and other communications to any party under this Agreement and the other Loan Documents shall be in writing and shall be given to such party, by mail, telecopy, telex, personal delivery or other customary means of delivery, addressed to it as set forth below or such other address or telex number as such party may in the future specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified below and the appropriate answerback is received, (ii) if given by mail, two days after such communication is deposited in the United States mails and sent by certified or registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid or (iii) if given by telecopy, personal delivery or any other means, when received at the address specified below.

             Party       Address

If to the Company:       Trans-Resources, Inc.
                         9 West 57th Street
                         Suite 3900
                         New York, New York 10019
                         Attention:  President
                         Telephone:  (212) 888-3044
                         Telecopier: (212) 888-3708

with a copy to:          Lester W. Youner
                         Vice President, Treasurer and
                           Chief Financial Officer
                         Trans-Resources, Inc.
                         9 West 57th Street
                         New York, New York  10019
                         Telephone:  (212) 888-3044
                         Telecopier: (212) 888-3708

and with a copy to:      Rubin Baum Levin Constant & Friedman
                         30 Rockefeller Plaza
                         New York, New York 10112
                         Attention:  Edward Klimerman, Esq.
                         Telephone:  (212) 698-7700
                         Telex:  147264
                         Answerback:  RBLNYK
                         Telecopier:  (212) 698-7825

If to the Bank:          Bank Hapoalim B.M. New York Branches
                         1177 Avenue of the Americas
                         New York, New York 10036

                         Attention: Mordechai Kremer
                                      First Vice President
                         Telephone: (212) 782-2165
                         Telecopier: (212) 782-2222

with a copy to:          Bank Hapoalim B.M.
                         New York Branches
                         1177 Avenue of the Americas
                         New York, New York 10036
                         Attention:  Lawrence Lefkowitz, Esq.
                         Telephone:  (212) 782-2130
                         Telecopier:  (212) 782-2141
and with a copy to:      Kronish, Lieb, Weiner & Hellman LLP
                         1114 Avenue of the Americas
                         New York, New York  10036-7798
                         Attention:  Steven K. Weinberg, Esq.
                         Telephone:  (212) 479-6240
                         Telecopier:  (212) 479-6275

         13.2 Survival of Representations; Successors and Assigns. All covenants, agreements, representations and warranties made herein and in any certificate delivered pursuant hereto shall survive the making by the Bank of the Advances contemplated herein and the execution and delivery to the Bank of the Note evidencing the Advances regardless of any investigation made by the Bank and of the Bank's access to any information and shall continue in full force and effect until the expiration or termination of the commitment of the Bank to make Advances under the terms of this Agreement and all sums due and to become due hereunder or under any other Loan Document have been paid or repaid in full. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, subject to the provisions hereof. All covenants, agreements, representations and warranties by the Company which are contained or incorporated in this Agreement or in any other Loan Document shall inure to the benefit of the successors and assigns of the Bank and any holder of the Note. Except for the parties hereto and their respective successors and assigns, no other Person shall be entitled to the benefits of this Agreement or to rely thereon.

         13.3 Effect of Delay. No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Note, nor any course of dealing between the Company and the Bank, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

         13.4 Expenses. The Company agrees to pay all out-of-pocket costs and expenses (including the reasonable fees and disbursements of special counsel) incurred by the Bank in connection with (i) the preparation and execution of the commitment letter and this Agreement and the other Loan Documents and the making of the Advances hereunder; provided, however, that whether or not the Advances are ever made, the Company agrees to pay the Bank all of its costs and expenses, including the reasonable fees and disbursements of the Bank's counsel, incurred in connection with the preparation and negotiation of the commitment letter and the Loan Documents, and in addition the Company shall pay the reasonable fees and disbursements of Israeli counsel to the Bank, (ii) any modifications or waivers of this Agreement or any other Loan Document requested by the Company, and (iii) the enforcement and preservation of the rights of the Bank under or in connection with the Loan Documents. All of such expenses shall be paid by the Company on demand as incurred. The provisions of this Section 13.4 shall survive any termination of this Agreement, whether by reason of bankruptcy of the Company or otherwise.

         13.5 Modifications and Waivers. No modification or waiver of any provisions of this Agreement or of any other agreement or instrument made or issued pursuant hereto or contemplated hereby, nor consent to any departure by the Company therefrom, shall in any event be effective, irrespective of any course of dealing between the parties, unless the same shall be in a writing executed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Company in any case shall thereby entitle the Company to any other or further notice or demand in the same, similar or other circumstances. Any transaction or matter excepted from the operation of any Section of this Agreement shall nevertheless be subject to the prohibitions and limitations contained elsewhere in this Agreement, unless expressly stated otherwise.

         13.6 Set-Off of Accounts. The balance of every account of the Company with the Bank existing from time to time at any of the Bank's offices worldwide and in any currency, shall be subject to being setoff against any obligations of the Company to the Bank arising under this Agreement or other Loan Documents, and the Bank may at any time and from time to time after an Event of Default shall have occurred and be continuing at its option and without notice to the Company, except as may be required by law, appropriate and apply toward the payment of any of such obligations of the Company to the Bank all or any part of the balance of each such account with the Bank.

         13.7 Counterparts. This Agreement may be executed in any number of counterparts and by telecopier, each of which shall constitute an original, and all of which taken together shall constitute one and the same agreement.

         13.8 Construction and Jurisdiction. This Agreement, the Note and the other Loan Documents, except the Company Pledge Agreement and the TRIL Pledge Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State. The Company Pledge Agreement and the TRIL Pledge Agreement shall be governed by the laws of Israel applicable to contracts made and to be performed wholly within such nation. Any action or proceeding in connection with this Agreement or the Note may be brought in a court of record of the State of New York, County of New York or any federal court located therein, the parties hereby consenting to the jurisdiction thereof, and service of process may be made upon any party by mailing a copy thereof to such party, by registered mail, at its address to be used for the giving of notices under this Agreement. IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, THE PARTIES MUTUALLY WAIVE TRIAL BY JURY AND ANY CLAIM THAT NEW YORK COUNTY IS AN INCONVENIENT FORUM. The Company hereby irrevocably appoints Rubin Baum Levin Constant & Friedman, and any successor firm or professional corporation, as its agent for service of process for any and all matters related to or arising out of any of the Loan Documents or any transactions contemplated thereby.

         13.9 Headings. Section headings are for convenience only and shall not affect the interpretation or construction of this Agreement or the Note.

         13.10 Scope of Pledge Agreements; Termination.

         It is hereby agreed as follows:

               (a) The security interest created in favor of the Bank under the TRIL Pledge Agreement shall secure payment of all amounts due or that may become due under this Agreement and the Note. Upon the expiration or termination of the commitment of the Bank to make Advances under the terms of this Agreement and the payment in full of any amount due or that may become the due under this Agreement or the Note, TRIL shall be entitled to the return to it of all of the Pledged Shares (as defined in the TRIL Pledge Agreement) or the unrealized remainder thereof and the TRIL Pledge Agreement shall thereupon be terminated in accordance with Clause 13 thereof.

               (b) Subject to Section 13.10(c) hereof, the security interest created in favor of the Bank under the Company Pledge Agreement only shall secure payment of all amounts due or that may become due under this Agreement and the other Loan Documents and, upon the expiration or termination of the commitment of the Bank to make Advances under the terms of this Agreement and the payment in full of any amount due or that may become due under this Agreement or any other Loan Document, the Company shall be entitled to the return to it of all of the Pledged Shares (as defined in the Company Pledge Agreement) or the unrealized remainder thereof and the Company Pledge Agreement shall thereupon be terminated in accordance with Clause 13 thereof. For the removal of doubt it is specifically acknowledged that the guarantee of the Company to be delivered in accordance with Section 8.1(ii) hereof shall not be secured by the TRIL Pledge Agreement or the Company Pledge Agreement.

               (c) The limitation as to the applicability of the security interest created in favor of the Bank under the Company Pledge Agreement set forth in Section 13.10(b) above shall be of no force or effect and shall not be effective unless and until the Company shall have repaid in full the loan in the outstanding principal amount of $27,500,000 previously made by the Bank to the Company pursuant to the Loan Agreement dated as of June 30, 1994 between the Bank and the Company.

         13.11 Transfers and Booking of Advances. (a) Without limiting any of the Bank's rights hereunder, the Bank may, after any Advance is made hereunder, book any of the Advances in any of its branches anywhere in the world, or negotiate, assign, grant security interests in, delegate or otherwise transfer (each of the foregoing acts, a "Transfer") all of, or sell one or more participations in any portion of, any or all of the following: (i) the Note, and
(ii) the Bank's rights and related obligations under this Agreement and the other Loan Documents (any of the foregoing which is subject to a Transfer, a "Transferred Item"); provided, however, that at no time shall the Company be required, as a result of any such Transfer or participation, to (x) to give notices required by this Agreement to more than one Person and that one Person's designated department, employees and/or counsel, or (y) to obtain any consent or approval required under this Agreement from more than one Person, or (z) be subject to any additional taxes, fees, costs or expenses (including withholding taxes).

               (b) In the event the Bank Transfers any Transferred Item, then to the extent provided by the Bank with respect to such Transfer, the Person to whom such Transfer is made (the "Transferee") shall have, and may exercise and enjoy, the rights, powers, privileges and remedies of the Bank with respect to such Transferred Item. The

Bank shall, after any Transfer, and to the extent of such Transfer, be forever relieved and fully discharged from all liability and responsibility, if any, that it may thereafter have to the Company with respect thereto, but not with respect to matters occurring prior to such Transfer. The Bank shall retain all its rights and powers with respect to any Transferred Item to the extent not so Transferred.

               (c) The provisions of Section 13.6 (regarding setoff rights) shall apply to any account of the Company with, and any claim of the Company against, any Transferee to the extent of such Transfer which shall have purchased the loan representing the Advance or any portion thereof and shall become a "Bank" hereunder. This subsection (c) of Section 13.11 shall not limit any other rights of the Bank or such Transferee whether arising under this
Section 13.11, or otherwise hereunder or under applicable law.

                  [Remainder of page intentionally left blank.]

               (d) The Bank is authorized to disclose any information it may have or acquire about the Company and its Subsidiaries to any prospective or actual Transferee.

         IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be duly executed and delivered in the City of New York by their duly authorized officers, all as of the date first above written.

                                            TRANS-RESOURCES, INC.

                                            By: Lester Youner
                                                --------------------------------
                                             Title: Vice President

                                            BANK HAPOALIM B.M.
                                             AN ISRAELI BANK ACTING THROUGH
                                             ITS NEW YORK BRANCHES

                                            By: Barry Ben-Zeev
                                                --------------------------------
                                             Title: Senior Vice President

                                            By: Mordechai Kremer
                                                --------------------------------
                                             Title:  First Vice President

EXHIBIT 1.1-1    --   Form of 1990 Pledge Agreement Amendment No. 4
EXHIBIT 1.1-2    --   Form of Note
EXHIBIT 1.1-3    --   Form of TRIL Pledge Agreement
EXHIBIT 8.4-1    --   Form of Opinion of United States Counsel to the Company
EXHIBIT 8.4-1    --   Form of Opinion of Israeli Counsel to the Company

SCHEDULE A       --   Litigation

                                                                   EXHIBIT 1.1-2

                             SECURED PROMISSORY NOTE

U.S. $40,000,000.00                                           December ___, 1995
                                                              New York, New York

1.       Obligation and Repayment:

         FOR VALUE RECEIVED, TRANS-RESOURCES, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of BANK HAPOALIM B.M. (the "Bank") at the Bank's office at 1177 Avenue of the Americas, New York, New York 10036 or at such other place in the United States as the Bank may specify by notice (the "Office"), the principal amount of FORTY MILLION DOLLARS ($40,000,000.00) or, if less, the aggregate unpaid principal amount of all Advances made by the Bank to the Borrower under the Loan Agreement dated as of December 29, 1995 (the "Loan Agreement") between the Borrower and the Bank, in lawful money of the United States, in immediately available funds. Repayment of the principal amount of each Advance shall be made, as provided in the Loan Agreement, in equal quarterly annual installments commencing on the first Payment Date following the second anniversary of the date on which such Advance is made and ending on the Maturity Date (it being understood that the number of such installments will range from 16 installments, in the case of an Advance made on the Commitment Expiration Date, to 28 installments, in the case of an Advance made on the date of the Loan Agreement). The last principal installment shall be in the then outstanding unpaid principal balance of this Note and shall be due and payable on the Maturity Date (i.e., the ninth anniversary of the date of the Loan Agreement), together with all unpaid interest accrued through the Maturity Date. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Loan Agreement.

2.       Interest and Fees:

         The Borrower further agrees to pay interest on the unpaid principal of each Advance from time to time from the date hereof to the date such Advance is paid in full in lawful money of the United States, as specified in the Loan Agreement, at the Office at the respective rates and on the respective dates specified in the Loan Agreement. The Borrower also further agrees to pay all such other fees as are specified in the Loan Agreement.

3.       Schedule:

         All Advances made by the Bank to the Borrower and all repayments of principal by the Borrower shall be reflected by the Bank in its records or, at the Bank's option, on the Schedule attached to this Note (the "Schedule"), which records or Schedule shall be rebuttable presumptive evidence of the entries made therein or thereon. The Borrower hereby unconditionally and irrevocably authorizes the Bank to make such notations on the Schedule. Notwithstanding anything to the contrary contained herein, the failure of the Bank to make any appropriate notation on the Schedule shall not prevent or hinder the Bank from collecting, or affect the Bank's right to payment of the principal of and interest on this Note.

4.       Voluntary and Mandatory Prepayment:

         The Borrower shall be entitled to prepay the outstanding principal amount of this Note in part or in full on any Business Day, upon not less than seven days prior written notice to the Bank, provided that each such prepayment shall be in the amount of $100,000 or any integral multiple thereof; except that prepayment of the entire outstanding principal amount of the Note need not be in the amount of $100,000 or any integral multiple thereof. The Borrower shall be required to prepay the outstanding principal of this Note in whole or in part as set forth in Section 2.3 of the Loan Agreement. Any such prepayment, whether voluntary or mandatory, shall be together with all interest due on the principal amount prepaid to the date of payment. Any prepayment shall be applied by the Bank in accordance with Section 2.3 of the Loan Agreement.

5.       Certain Definitions:

         a. Liabilities shall include all amounts from time to time payable by the Borrower under this Note or the Loan Agreement and any and all other obligations or liabilities of the Borrower arising under this Note or the Loan Agreement.

         b.       Person shall mean "Person" as defined in the Loan Agreement.

         c. Transfer shall mean any negotiation, assignment, granting of a security interest in, delegation or other transfer of, a complete or partial interest or obligation; such term shall also mean to make a Transfer.

6.       Waiver:

         Notice, presentment, protest, notice of dishonor and demand for payment are hereby waived as to all of the Liabilities.

7.       Costs and Expenses:

         The Borrower shall pay all costs and expenses of every kind incurred by the Bank in connection with any proceedings to collect any Liabilities, including reasonable attorneys fees and disbursements, as provided in the Loan Agreement.

8.       Maturity on Business Day:

         If any payment of principal of or interest on this Note or any other amount under this Note falls due on a day that is not a Business Day, it shall be payable on the next succeeding Business Day (unless such day would be a day in the next calendar month, and in such case payment shall be due on the immediately preceding Business Day), and the resulting additional or decreased time (if any) shall be included in or deducted from the computation of interest.

9.       Parties; No Transfers by the Borrower:

         a. Without the Bank's written consent, the Borrower shall have no right to Transfer any of its obligations hereunder and any such purported Transfer shall be void. Subject to the foregoing, this Note is binding upon the Borrower and upon the Borrower's successors and assigns.

         b. If this Note is not a negotiable instrument, then the Borrower hereby waives all defenses (except such defenses as may be asserted against a holder in due course of a negotiable instrument) which the Borrower may have or acquire against any Transferee who takes this Note, or any complete or partial interest in it, for value, in good faith and without notice that it is overdue or has been dishonored or of any defense against or claim to it on the part of any Person.

10. Reference to Loan Agreement, Company Pledge Agreement and TRIL Pledge Agreement, Acceleration, Remedies:

         This Note is entitled to the security and benefits provided in the Loan Agreement, the Company Pledge Agreement and the TRIL Pledge Agreement and is subject to the terms and conditions thereof. This Note is subject to mandatory prepayment in whole or in part as specified in
         Section 2.3 of the Loan Agreement and upon the occurrence of an Event of Default, the principal of and accrued interest hereon may automatically become, or may be declared to be, forthwith due and payable, as provided in the Loan

         Agreement, the Company Pledge Agreement and the TRIL Pledge Agreement, and the Bank shall be entitled to each and every one of the remedies set forth therein.

11.      No Oral Changes; No Waiver; Other Rights:

         This Note may not be changed orally. Neither a waiver by the Bank of any of its options, powers or rights in one or more instances, nor any delay on the part of the Bank in exercising any of its options, powers or rights, nor any partial or single exercise thereof, shall constitute a waiver thereof in any other instance. The options, powers and rights of the Bank specified herein are in addition to those otherwise created in the Loan Agreement and other Loan Documents.

12.      Partial Unenforceability:

         Any provision of this Note which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization, without invalidating the remaining provisions of this
         Note in that or any other jurisdiction and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

13.      Governing Law, Jurisdiction, Litigation and Waiver of Jury Trial:

         This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State. Any action or proceeding in connection with this Note may be brought in a court of record of the State of New York, County of New York or any federal court located therein, the parties hereby consenting to the jurisdiction thereof, and service of process may be made upon any party by mailing a copy thereof to such party, by registered mail, at its address to be used for the giving of notices under the Loan Agreement. IN ANY ACTION OR ANY JUDICIAL PROCEEDING RELATING TO THIS NOTE THE BORROWER AND THE BANK MUTUALLY WAIVE TRIAL BY JURY.

                                                   TRANS-RESOURCES, INC.


                                                   By:__________________________
                                                   Name:
                                                        Title:

                                   SCHEDULE A
               OF ADVANCES AND PAYMENTS TO SECURED PROMISSORY NOTE
                            DATED DECEMBER ___, 1995
                          MADE BY TRANS-RESOURCES, INC.
                         ADVANCES AND PRINCIPAL PAYMENTS

           Amount of                                 Notation
Date     Advance Made    Amount of Advance Repaid     made by
-------------------------------------------------------------